Exhibit 10.23
SECOND AMENDMENT TO
RESTRICTED STOCK UNIT AGREEMENT
THIS SECOND AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT (this “Amendment”) is made and entered into as of November 10, 2011, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and the person named in the cover memorandum to which this Amendment is attached (the “Grantee”).
WHEREAS, the Company and the Grantee are parties to one or more Restricted Stock Unit Agreements, as previously amended as of October 28, 2011 (each an “RSU Agreement”); and
WHEREAS, the Company and the Grantee desire to amend each RSU Agreement in certain respects as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Grantee agree as follows:

1.	Amendment to Provision Relating to Vesting of RSUs. The following new provision is hereby added to the existing provisions regarding the vesting of the Grantee's RSUs:
“Notwithstanding anything herein to the contrary, if you die at a time when you are in a Relationship, or if you cease to have a Relationship by reason of Permanent Disability, any portion of your RSUs that have not otherwise vested shall automatically accelerate so that all such RSUs shall immediately become vested. As used herein, the term “Permanent Disability” shall mean termination of your Relationship with the Company or any Related Company with the consent of the Company or such Related Company by reason of your permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code.

2.	Confirmation. Except as amended pursuant to this Amendment, the terms of the RSU Agreements shall continue in full force and effect.